Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

July 15, 2025

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd.

Los Angeles, California 90025

Re:	Registration Statement on Form S-3

Commission File No 333-278965

Ladies and Gentlemen:

We have served as Maryland counsel to Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of the resale from time to time of up to 134,529,147 shares (the “Resale Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), including (i) up to 62,665,550 shares of Common Stock (the “Outstanding Shares”) and (ii) up to 71,863,597 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of 71,863,597 pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock, by the stockholders of the Company named under the caption “Selling Stockholders” in the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company and Hudson Pacific Properties, L.P., a Maryland limited partnership, with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the form of Prospectus included therein, in the form filed with the Commission under the Securities Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Second Amended and Restated Bylaws of the Company, as amended by the First Amendment to Second Amended and Restated Bylaws, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, the issuance and registration of the Resale Shares, certified as of the date hereof by an officer of the Company;

6. The Form of Warrant to Purchase Shares of Common Stock (the “Form of Warrant”) setting forth the terms of the Pre-Funded Warrants;

Hudson Pacific Properties, Inc.

July 15, 2025

7. The Registration Rights Agreement, dated June 13, 2025, between the Company and Cohen & Steers Capital Management, Inc.;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. None of the Resale Shares have been, or will be, issued or transferred in violation of the restrictions or limitations contained in Article VI of the Charter.

6. Each Pre-Funded Warrant will be exercised in accordance with its terms. Upon the issuance of any Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Hudson Pacific Properties, Inc.

July 15, 2025

7. Each Warrant to Purchase Shares of Common Stock representing one or more Pre-Funded Warrants entered into between the Company and the purchaser of such Pre-Funded Warrant (each, a “Warrant Agreement”) will not differ in any manner material to this opinion from the Form of Warrant.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Outstanding Shares are duly authorized, validly issued, fully paid and nonassessable.

3. The issuance of the Warrant Shares has been duly authorized and, when and if issued and delivered upon exercise of the Pre-Funded Warrants in accordance with the applicable Warrant Agreement, such Warrant Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any federal or other state law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP